Exhibit 99.(g)(6)

BROOKFIELD INVESTMENT FUNDS

FIFTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIFTH AMENDMENT, dated as of [•], 2018, to the Custody Agreement, dated as of September 20, 2011, as amended and restated on November 15, 2013, November 1, 2014, May 29, 2015, and December 29, 2017 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its separate series listed on Exhibit C and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and Custodian desire to amend Fourth Amended Exhibit C to the Agreement to add the Center Coast Brookfield Energy Infrastructure Fund; and

WHEREAS, Article 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Fourth Amended Exhibit C shall be superseded and replaced with Fifth Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS	U.S. BANK NATIONAL ASSOCIATION

By:	By:

Name: Brian F. Hurley	Name:

Title: President	Title:

Fifth Amended Exhibit C

to the Custody Agreement

Fund Names

Separate Series of BROOKFIELD INVESTMENT FUNDS

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield MLP Focus Fund

Center Coast Brookfield Energy Infrastructure Fund